EXHIBIT 23
                          INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Ambac Assurance Corporation:


We consent to the incorporation by reference in the 1999 Form 10-K of the Money Store Inc. (the "Registrant") on behalf of ClassNotes Trust 1997-I, Series 1997-2, of our report dated January 21, 2000 on the consolidated financial statements of Ambac Assurance Corporation and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K of Ambac Financial Group, Inc., which was filed with the Securities and Exchange Commission on March 30, 2000.


New York, New York
April 7, 2000
                                            /s/ KPMG